UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2006

Interactive Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-27385 (Commission File Number)	35-1933097 (IRS Employer Identification No.)
 7601 Interactive Way
Indianapolis, IN 46278
(Address of Principal Executive Offices)

317-872-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Change of Control and Retention Agreement

On May 26, 2006, Interactive Intelligence, Inc. (“Interactive”) entered into a Change of Control and Retention Agreement (“Retention Agreement”) with Gary R. Blough, Vice President of Worldwide Sales ("Officer").

Under the terms of the Retention Agreement, in the event of a “Change of Control” (as described below) of Interactive, Mr. Blough will be entitled, if his employment is terminated by Interactive without Cause (as defined in the Retention Agreement) or he resigns for Good Reason (as defined in the Retention Agreement), in each case during the period commencing on the date Interactive publicly announces a definitive agreement that results in a Change of Control and ending on the date which is 18 months after the Change of Control, (a) to receive a cash severance payment equal to the lesser of the Mr. Blough's annual base salary or the amount of salary Mr. Blough would have received had he remained with Interactive through the first anniversary date of the Change of Control, (b) to have accelerated the vesting of his unvested options to purchase common stock of Interactive and any other then unvested or restricted equity grants in each case that would have become vested based solely on the passage of time during the two year period following the date of termination of employment, (c) to receive a lump sum cash stipend equal to 12 times the monthly premium for COBRA continuation coverage (whether or not Mr. Blough actually elects COBRA continuation coverage), and (d) to receive coverage under Interactive's directors' and officers' insurance policy for 24 months following the termination of employment. The Retention Agreement also provides that if any amounts payable to the Mr. Blough under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Internal Revenue Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment.

“Change of Control” is generally defined in the Retention Agreement as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Interactive representing fifty (50%) percent or more of (i) the then outstanding shares of common stock of Interactive, or (ii) the combined voting power of Interactive’s then outstanding voting securities; provided, however, that acquisitions from or by Interactive or one of its employee benefit plans, and acquisitions by Donald E. Brown, M.D. or upon his death, shall not constitute a Change of Control; (b) Interactive is party to a merger or consolidation which results in the voting securities of Interactive outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of the voting securities of Interactive or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of Interactive’s assets; (d) a change in the composition of the Board of Directors of Interactive within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were directors of Interactive as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board of Directors with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors of Interactive); or (e) the dissolution or liquidation of Interactive.

The foregoing description of the Retention Agreement is qualified in its entirety by reference to the full text of the Form of Retention Agreement, which is incorporated herein by reference from Exhibit 10.5 filed with Interactive's Form 8-K filed on March 17, 2006.

Employment, Non-Disclosure and Non-Competition Agreement

On May 26, 2006, Interactive also entered into an Employment, Non-Disclosure and Non-Competition Agreement (“Employment Agreement”) with Gary R. Blough, Vice President of Worldwide Sales.

The Employment Agreement provides that Mr. Blough will receive annual salary of $200,000, which the Company may increase or decrease at its discretion with notice. The Employment Agreement also provides that Mr. Blough’s employment with Interactive is on an at-will basis. The Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the agreement. The non-disclosure provisions continue indefinitely after termination of employment. The non-compete provisions continue for a period of either 12 months or 18 months after termination, depending on Mr. Blough’s relationship with the customer. The non-solicitation provisions continue for a period of 18 months after termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.5 Form of Change of Control and Retention Agreement by and between Interactive Intelligence, Inc. and each of Stephen R. Head, Joseph A. Staples, Pamela J. Hynes and Gary R. Blough (incorporated herein by reference form the same exhibit number to the Current Report on Form 8-K filed on March 17, 2006)

10.6 Employment, Non-Disclosure and Non-Competition Agreement, dated as of May 26, 2006, by and between Interactive Intelligence, Inc. and Gary R. Blough

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: May 31, 2006	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer